UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2013

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Corporate Office Centre Tysons II, 1650 Tysons Boulevard, Suite 1580, Tysons Corner, VA 22102

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (800) 957-7622

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On October 18, 2013, the Registrant entered into a purchase agreement with P.I.M.D. International, LLC (“PIMD”) and Vanessa Gonzalez, the sole member of PIMD (the “Seller”), pursuant to which the Registrant agreed to purchase 90% of the outstanding membership units from the Seller for a purchase price of $262,000. Upon the execution of the purchase agreement, the Registrant paid a deposit of $37,000 on the purchase price, of which (i) $25,000 is non-refundable unless the Registrant terminates the purchase agreement as a result of a material breach by the Seller or PIMD and (ii) $12,000 is refundable if the Seller terminates the purchase agreement or refuses or neglects to close. The balance of the purchase price of $225,000 will be paid at closing.

The closing will take place promptly upon the (a) Seller entering into an employment agreement satisfactory to the Registrant (which occurred on October 18, 2013) and (b) PMID (with the Registrant as the 90% owner) has received governmental licenses from the (i) U.S. Drug Enforcement Agency (Controlled Substances Registration Certificate), (ii) Florida Department of Business and Professional Regulation (Prescription Drug Wholesale Distributor license) and (iii) the Florida Department of Health (acknowledgement of Seller as Certified Designated Representative). The Registrant expects that it will take 12 weeks to secure these licenses.

To the extent that the Registrant is able to secure the issuance of all three government licenses in less than 12 weeks, the Seller shall credit to the balance of the purchase price $1,000 for each week that such licenses were obtained prior to the 12th week.

The Registrant expects the closing of this transaction to occur in January 2014.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description
10.1	Purchase Agreement, made as of September 30, 2013 by and among P.I.M.D. International, LLC, Vanessa Gonzalez and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPSAMERICA, INC.

Date: October 24, 2013	By:	/s/ Robert Schneiderman
Robert Schneiderman
Chief Executve Officer